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                                                                     EXHIBIT 4.2


                        ENDURANCE SPECIALTY HOLDINGS LTD.
                        PAR VALUE OF SHARES US$1.00 EACH




     THIS IS TO CERTIFY THAT               OF                            IS THE
REGISTERED HOLDER OF               FULLY PAID CLASS A SHARES OF PAR VALUE OF
US$1.00 EACH IN THE ABOVE-NAMED COMPANY, SUBJECT TO THE MEMORANDUM OF ASSOCIATION AND BYE-LAWS THEREOF.


     GIVEN UNDER THE COMMON SEAL OF THE COMPANY THIS DAY OF         , 200 .





                                                     .................  DIRECTOR



                                                     ................. SECRETARY


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"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY UNITED STATES STATE OR FOREIGN SECURITIES LAW. SUCH SECURITIES MAY NOT BE TRANSFERRED, RESOLD OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, RESALE OR DISPOSITION IS MADE IN ACCORDANCE WITH THE ACT AND ANY APPLICABLE UNITED STATES STATE OR FOREIGN SECURITIES LAWS. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS CONTAINED IN THE BYE-LAWS OF ENDURANCE SPECIALTY HOLDINGS LTD. ("ENDURANCE") AND THE SHAREHOLDERS AGREEMENT DATED AS OF JULY 22, 2002, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHICH ARE AVAILABLE FOR EXAMINATION BY
HOLDERS OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AT THE REGISTERED OFFICE OF ENDURANCE."